EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Alta Equipment Group Inc. on Form S-1 (File Nos. 333-237387 and 333-249672) and Form S-8 (File No. 333-239956) of our report dated March 18, 2021, with respect to our audit of the consolidated financial statements of Alta Equipment Group Inc. and Subsidiaries as of December 31, 2020 and 2019 and for the years then ended, which is included in this Annual Report on Form 10-K of Alta Equipment Group Inc. for the year ended December 31, 2020.

/s/ UHY LLP

Sterling Heights, Michigan

March 18, 2021